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                                                                    Exhibit 99.1


For immediate release                                           [CITIGROUP LOGO]
Citigroup Inc. (NYSE symbol: C)
June 10, 2005


                           CITIGROUP AGREES TO SETTLE
                 ENRON CLASS ACTION LITIGATION FOR $2.0 BILLION

     NEW YORK, June 10, 2005 - Citigroup announced today that it has agreed to a settlement in the Enron class action litigation Newby, et al. v. Enron Corp., et al., currently pending in the United States District Court for the Southern District of Texas, Houston Division.

Under the terms of the settlement, Citigroup will make a pre-tax payment of $2.0 billion to the settlement class, which consists of all purchasers of all publicly traded equity and debt securities issued by Enron and Enron-related entities between September 9, 1997 and December 2, 2001. The settlement is fully covered by Citigroup's existing litigation reserves. The company does not plan to adjust its remaining reserves, which it considers adequate to meet all of the company's remaining exposure to the additional pending Enron and research-related cases. The company continues to evaluate its reserves on an ongoing basis.

Charles Prince, Chief Executive Officer of Citigroup, said: "We have an ambitious agenda for Citigroup's future growth as we continue toward our goal to be the most respected global financial services company. It is a key priority for Citigroup to resolve major cases like this one and to put a difficult chapter in our history behind us. By doing so, we will be better positioned to realize our goals. We acknowledge and appreciate the determined and professional efforts of the Regents of the University of California and its advisors in working with us to achieve a settlement that meets the goals of all parties."

The class action settlement must be approved by the Board of Regents of the University of California, the lead plaintiff in the case, and the Board of Directors of Citigroup. It is also subject to the approval of the United States District Court for the Southern District of Texas.

The settlement amount includes plaintiffs' attorneys' fees, which will be determined by the Court at a later date. The settlement provides that Citigroup denies committing any violation of law and has agreed to the settlement solely to eliminate the uncertainties, burden and expense of further protracted litigation.

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About Citigroup
Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Media Contacts:         Leah Johnson            212-559-9446
                        Shannon Bell            212-793-6206

Investors:              Art Tildesley           212-559-2718
                        John Randel             212-559-5091